Exhibit 99.2

Preliminary Final Report

Appendix 4E

Year Ended 31 December 2013

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE:  Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777

 REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability.

Rule 4.3A

Appendix 4E

Preliminary Final Report

1.              Company Information

Name of entity
REVA Medical, Inc.

ABN	Year ended (“current year”)
ARBN 146 505 777	31 December 2013

The previous corresponding period refers to the comparative amounts for the year ended 31 December 2012.

All values contained in this report are stated in U.S. dollars and have been rounded to the nearest thousand, unless otherwise stated.

2.              Results for Announcement to the Market

		Current Year 12 Months Ended 31 December 2013 $’000 USD	Prior Year 12 Months Ended 31 December 2012 $’000 USD	Amount of Increase or (Decrease)	Percentage Increase or (Decrease)

2.1	Revenue from ordinary activities	0	0	N/A	N/A
	Loss from operations	(27,943)	(23,865)	4,078	17%

2.2	Loss from ordinary activities, after tax, attributable to members	(27,922)	(23,776)	4,146	17%
2.3	Loss attributable to members	(27,922)	(23,776)	4,146	17%

2.4 2.5	The Company does not propose to pay dividends to common stockholders at this time. As such, there is no franking or applicable record date.

2.6

We are a development stage medical device company currently conducting clinical trials as we work toward commercialization of our proprietary technologies to provide minimally invasive medical devices for treatment in humans. Since our inception, we have concentrated our efforts on development of coronary stents and since 2003 we have focused on a drug-eluting bioresorbable stent (also called a “scaffold”) for use in coronary applications. Following extensive development and testing efforts, we enrolled 26 patients in an initial clinical trial of our ReZolve scaffold during the period December 2011 to July 2012. During 2013, we enrolled an additional 111 patients in a clinical study with ReZolve2, an

1

advanced version of the scaffold. We intend to utilize the data from the ReZolve2 study, when it becomes available in 2014, to apply for a European CE Marking (the regulatory approval to sell products) and currently expect that, if we receive favorable study data and are successful with the application, we would receive approval to sell in early 2015. As we moved from the development and testing phase to the clinical phase with our product, and as our internal and other development resources became available, we began researching and performed feasibility work on our “next” generation of scaffolds during 2013. We perform all of our research and development activities from one location in San Diego, California. We occupy an approximately 37,000 square foot building under a long-term lease, where we have labs, cleanrooms, and office space. As of 31 December 2013, we had 84 employees, a majority of whom are degreed professionals and seven of whom are PhDs. We leverage our internal expertise with contract research laboratories, outside catheter and other fabrication providers, and other outside services as needed. We maintain an extensive patent portfolio of approximately 300 US and foreign patents that we own directly or license from a third party; all costs associated with the portfolio are expensed as incurred.

Our loss from operations of $27.94 million in 2013 was $4.08 million higher than our loss in 2012. Comprising the increase, our research and development (“R&D”) costs increased $3.39 million and our general and administrative (“G&A”) costs increased $688,000.

Compared to 2012, 0ur R&D personnel costs, including benefits, bonuses, and stock-based compensation, increased $934,000 in 2013 primarily due to an approximate 11% increase in headcount for engineering, operations, and quality assurance employees, combined with increases of $228,000 for stock-based compensation and $65,000 for bonuses. Clinical costs increased $1.45 million as we enrolled 111 patients in a new clinical study and monitored patients in a prior clinical study. Material costs, including polymer, lasing, and catheter delivery systems, increased $684,000 and outside engineering costs increased $606,000 as we produced clinical study supplies, refined our manufacturing processes and equipment in advance of commercialization, and performed feasibility work on our next generation scaffold. Depreciation expense increased $205,000 from lab equipment purchased and leasehold improvements completed in 2012. During 2013, we also paid a one-time licensing fee of $100,000 for technology in our product pipeline. Offsetting these increases, preclinical study costs decreased $620,000 due to the timing of such work; numerous studies undertaken for testing and validation in 2012 were not repeated in 2013. The remainder of the change in R&D expenses between years resulted from individually immaterial changes in lab supplies, quality control, facilities, and outside research expenses.

Compared to 2012, our G&A personnel costs increased $450,000 primarily due to an increase of $365,000 in stock compensation from ongoing option grants and restricted stock awards and $57,000 in year-end bonuses to officers under our bonus program.  We incurred $268,000 in compensation to our European-based sales and marketing consultant in 2013 following his engagement in May 2013. Our audit and tax fees increased $155,000 in 2013 primarily as a result of a non-recurring tax analysis related to our tax losses. Travel costs increased $101,000 primarily due to our clinical activities. Offsetting these increases, legal fees decreased $156,000 in 2013 primarily due to the timing of intellectual property filings and office actions. The remainder of the change in G&A expenses between periods was due to individually immaterial changes in investor relations costs, office supplies, depreciation, insurance, franchise taxes, and other overhead expenses.

2

3.              Statement of Operations and Comprehensive Loss

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

4.              Statement of Financial Position

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

5.              Statement of Cash Flows

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

6.              Statement of Retained Earnings

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

7.              Dividends per Security

We did not declare or pay any dividends on common stock (or CDIs) and we do not propose to pay any such dividends at this time.

8.              Dividend or Distribution Reinvestment Plans

Not applicable; the Company has no dividend or distribution reinvestment plans.

9.              Net Tangible Assets per Security

	Current Year 31 December 2013	Prior Year 31 December 2012

Net tangible assets (in $’000 USD)	20,825	44,626

Issued equity (common stock and APIC) (in $’000 USD)	222,334	218,213

Number of shares of common stock on issue at reporting date (as if all CDIs were converted to common stock)	33,270,053	32,132,203

Net tangible assets per common share	$0.63	$1.39
	($0.06 per CDI)	($0.14 per CDI)

3

10.       Acquisitions and Divestments

Not applicable; no entities were acquired or disposed during 2013.

11.       Joint Ventures

Not applicable; we are not and have not been party to any joint ventures.

12.      Other Information

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

13.       Foreign Entity Accounting Standards

Our financial statements are presented in accordance with accounting principles generally accepted in the United States and are denominated in U.S. dollars.

14.       Commentary on Results for 2013

Please see Section 2 above and our unaudited consolidated financial statements, with accompanying notes, which are attached hereto. We operated in one segment only in 2013.

15.       Status of Audit or Review

The consolidated financial statements, including accompanying notes, attached hereto are in the process of being audited. Such audit will be finalized and the audited consolidated financial statements as of and for the 12 months ended 31 December 2013 will be filed with the ASX and the U.S. Securities and Exchange Commission on or before 31 March 2014.

16.       Audit Report (Unaudited Financials)

An audit of our financial statements is currently in process. We do not anticipate that our audited financial statements will be subject to dispute or qualification.

17.       Audit Report (Audited Financials)

Not applicable; an audit of our financial statements is still in process.

4

Preliminary Final Report

Unaudited Financial Statements

Year Ended 31 December 2013

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE:  Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX)• ARBN 146 505 777

REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability.

REVA Medical, Inc.

(a development stage company)

Consolidated Balance Sheets

 (in thousands, except share and per share amounts)

	December 31,
	2012	2013
Assets
Current Assets:
Cash and cash equivalents	$38,876	$19,229
Short-term investments	5,223	1,492
Prepaid expenses and other current assets	417	415

Total current assets	44,516	21,136

Property and equipment, net	2,821	3,589
Other assets	60	60

Total Assets	$47,397	$24,785

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$656	$1,400
Accrued expenses and other current liabilities	1,537	2,080

Total current liabilities	2,193	3,480

Long-term liabilities	578	480

Total Liabilities	2,771	3,960

Commitments and contingencies (Note 8)

Stockholders’ Equity:
Common stock — $0.0001 par value; 100,000,000 shares authorized; 32,132,203 and 33,270,053 shares issued and outstanding at December 31, 2012 and December 31, 2013, respectively	3	3
Class B common stock — $0.0001 par value; 25,000,000 shares authorized; no shares issued or outstanding	—	—
Undesignated preferred stock — $0.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Additional paid-in capital	218,210	222,331
Deficit accumulated during the development stage	(173,587)	(201,509)

Total Stockholders’ Equity	44,626	20,825

Total Liabilities and Stockholders’ Equity	$47,397	$24,785

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

(a development stage company)

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

				Period from
				June 3, 1998
				(inception) to
	Year Ended December 31,			December 31,
	2011	2012	2013	2013

Operating Expense:
Research and development	$13,401	$15,822	$19,212	$122,756
General and administrative	7,695	8,043	8,731	44,661

Loss from operations	(21,096)	(23,865)	(27,943)	(167,417)

Other Income (Expense):
Interest income	188	92	30	1,405
Related party interest expense	—	—	—	(21,113)
Interest expense	—	—	—	(952)
Interest from amortization of notes payable premium	—	—	—	2,283
Gain (loss) on change in fair value of preferred stock rights and warrant liabilities	—	—	—	1,795
Loss on extinguishment of notes payable	—	—	—	(13,285)
Other income (expense)	—	(3)	(9)	(52)

Net Loss	(20,908)	(23,776)	(27,922)	(197,336)
Cumulative dividends and deemed dividends on Series H convertible preferred stock	—	—	—	(10,695)

Net Loss Attributable to Common Stockholders	$(20,908)	$(23,776)	$(27,922)	$(208,031)

Net Loss Per Common Share:

Net loss per share, basic and diluted	$(0.64)	$(0.72)	$(0.84)

Shares used to compute net loss per share, basic and diluted	32,777,509	33,072,058	33,124,655

Comprehensive Loss:
Net Loss	$(20,908)	$(23,776)	$(27,922)	$(197,336)
Cumulative dividends and deemed dividends on Series H convertible preferred stock	—	—	—	(10,695)

Comprehensive Loss Attributable to Common Stockholders	$(20,908)	$(23,776)	$(27,922)	$(208,031)

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

(a development stage company)

Consolidated Statements of Cash Flows

(in thousands)

				Period from
				June 3, 1998
				(inception) to
	Year Ended December 31,			December 31,
	2011	2012	2013	2013

Cash Flows from Operating Activities:
Net loss	$(20,908)	$(23,776)	$(27,922)	$(197,336)
Non-cash adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	452	677	892	4,862
Loss (gain) on property and equipment disposal and impairment	(1)	1	1	586
Stock-based compensation	3,089	3,497	4,090	12,705
Interest on notes payable	—	—	—	8,562
Repayment premium on notes payable	—	—	—	11,100
Loss on change in fair value of preferred stock warrant liability	—	—	—	970
Gain on change in fair value of preferred stock rights liability	—	—	—	(2,765)
Loss on extinguishment of notes payable	—	—	—	13,285
Other non-cash expenses	28	80	18	168
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(148)	496	2	(415)
Other assets	(60)	—	—	(60)
Accounts payable	(100)	(218)	549	1,205
Accrued expenses and other current liabilities	375	522	525	1,982
Long-term liabilities	459	60	(98)	421

Net cash used for operating activities	(16,814)	(18,661)	(21,943)	(144,730)

Cash Flows from Investing Activities:
Purchases of property and equipment	(1,007)	(1,949)	(1,466)	(9,009)
Sales of property and equipment	6	—	—	167
Purchases of investments	(5,226)	(1,989)	(1,492)	(26,593)
Maturities of investments	—	1,992	5,223	25,101

Net cash provided by (used for) investing activities	(6,227)	(1,946)	2,265	(10,334)

Cash Flows from Financing Activities:
Proceeds from issuances of convertible preferred stock, net	—	—	—	68,917
Proceeds from issuances of common stock	33	322	31	85,319
Initial public offering costs, net	422	—	—	(8,068)
Proceeds from exercises of warrants	—	—	—	263
Repurchases of stock	—	—	—	(638)
Proceeds from issuances of notes payable	—	—	—	28,600
Repayments of notes payable	—	—	—	(100)

Net cash provided by financing activities	455	322	31	174,293

Net increase (decrease) in cash and cash equivalents	(22,586)	(20,285)	(19,647)	19,229
Cash and cash equivalents at beginning of period	81,747	59,161	38,876	—

Cash and Cash Equivalents at End of Period	$59,161	$38,876	$19,229	$19,229

Supplemental Cash and Non-Cash Information:
(also see Consolidated Statements of Stockholders’ Equity for non-cash transactions that arose upon our IPO in December 2010)
Cash paid for interest	$—	$—	$—	$126

Preferred stock issued upon conversion of notes payable	$—	$—	$—	$7,950

Property and equipment in accounts payable	$571	$99	$195	$195

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

(a development stage company)

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Period from June 3, 1998 (inception) to December 31, 2013

(in thousands, except share and per share amounts)

 (page 1 of 3)

								Deficit	Total
								Accumulated	Stock-
	Convertible		Common Stock				Additional	During the	holders’
	Preferred Stock		Voting		Non-Voting		Paid-In	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)

Common stock issued June 1998 to July 1999 for cash at $0.0001 to $0.67 per share	—	$—	2,452,088	$—	—	$—	$278	$—	$278
Net loss June 3, 1998 (inception) to November 30, 1999	—	—	—	—	—	—	—	(492)	(492)
Recapitalization of Company December 1999	—	—	—	—	—	—	(492)	492	—
Series A preferred stock issued December 1999 in exchange for common stock on a 1-for-1 basis upon recapitalization of Company	1,618,058	185	(1,618,058)	—	—	—	(185)	—	(185)
Series A and Series B preferred stock issued December 1999 for cash at $1.007 and $1.20 per share, respectively	1,029,833	1,197	—	—	—	—	—	—	—
Series C preferred stock issued July 2000 for cash at $1.97 per share	558,374	1,100	—	—	—	—	—	—	—
Series D preferred stock issued February 2001 for cash at $2.44 per share	819,673	2,000	—	—	—	—	—	—	—
Series E preferred stock issued June 2001 to February 2002 for cash at $6.12 per share	2,450,980	15,000	—	—	—	—	—	—	—
Series G-1 preferred stock issued October 2004 for cash at $9.86 per share	709,939	7,000	—	—	—	—	—	—	—
Issuance costs on Series G-1 preferred stock	—	(500)	—	—	—	—	—	—	—
Series G-1 preferred stock issued October 2004 upon conversion of notes payable and accrued interest at $9.86 per share	304,260	3,000	—	—	—	—	—	—	—
Series H preferred stock issued 2007 to 2010 for cash at $6.5066 per share	6,454,986	42,000	—	—	—	—	—	—	—
Issuance costs on Series H preferred stock	—	(100)	—	—	—	—	—	—	—
Series H preferred stock issued 2007 upon conversion of notes payable and accrued interest at $6.5066 per share	793,629	5,164	—	—	—	—	—	—	—
Value of rights in 2007 of possible future issuances of Series H preferred stock	—	(3,905	—	—	—	—	—	—	—
Realized value of rights to possible future issuances of Series H preferred stock	—	1,140	—	—	—	—	—	—	—
Deemed dividends on Series H preferred stock	—	—	—	—	—	—	4,363	(4,363)	—
Cumulative dividends on Series H preferred stock at $0.3995 per share per year	—	6,332	—	—	—	—	(6,030)	(302)	(6,332)
Proceeds in June 2010 from Series H preferred stock escrow fund	—	484	—	—	—	—	—	—	—
Purchase for reissuance in March 2010 of Series H preferred stock and warrants to purchase 92,214 shares of common stock for cash at $0.99 per share	(461,071)	(550)	—	—	—	—	—	—	—
Reissuance in May 2010 of Series H preferred stock and warrants to purchase 92,214 shares of common stock for cash at $0.99 per share	461,071	550	—	—	—	—	—	—	—
Value of beneficial conversion feature on convertible notes payable	—	—	—	—	—	—	365	—	365
Fair value of warrants to purchase Series E and Series F preferred stock reclassified to long- term liability upon adoption of accounting pronouncement	—	—	—	—	—	—	(435)	—	(435)
Change in fair value of embedded conversion features of notes payable	—	—	—	—	—	—	12,243	—	12,243

(continued on page 2 of 3)

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

(a development stage company)

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Period from June 3, 1998 (inception) to December 31, 2013

(in thousands, except share and per share amounts)

(page 2 of 3)

(continued from page 1 of 3)

								Deficit	Total
								Accumulated	Stock-
	Convertible		Common Stock				Additional	During the	holders’
	Preferred Stock		Voting		Non-Voting		Paid-In	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)

Fair value of warrants issued 2003 in connection with notes payable to purchase 82,805 shares of Series E preferred stock	—	—	—	—	—	—	315	—	315
Fair value of warrants issued 2004 in connection with notes payable to purchase 53,354 shares of Series F preferred stock	—	—	—	—	—	—	230	—	230
Fair value of warrants issued 2007 to 2010 in connection with Series H preferred stock to purchase 1,449,725 shares of common stock	—	(1,545)	—	—	—	—	1,545	—	1,545
Common stock issued December 1999 to October 2000 for cash at $0.10 to $0.20 per share	—	—	910,500	—	—	—	106	—	106
Common stock issued February 2001 to February 2010 upon exercise of stock options for cash at $0.10 to $1.40 per share	—	—	1,058,429	—	—	—	456	—	456
Common stock repurchased August 2000 for cash at $0.0001 per share	—	—	(189,500)	—	—	—	—	—	—
Non-voting common stock issued May 2001 for technology license valued at $0.25 per share	—	—	—	—	481,813	—	13	—	13
Non-voting common stock repurchased August 2004 for cash at $0.25 per share	—	—	—	—	(353,329)	—	(88)	—	(88)
Non-voting common stock vested July 2005	—	—	—	—	—	—	60	—	60
Non-cash distribution of assets to stockholders July 2002	—	—	—	—	—	—	(60)	—	(60)
Common stock issued December 2010 upon conversion of preferred convertible stock	(14,739,732)	(78,552)	14,929,713	1	—	—	78,551	—	78,552
Common stock issued December 2010 upon conversion of non-voting common stock	—	—	128,484	—	(128,484)	—	—	—	—
Common stock issued December 2010 upon conversion of long-term notes payable and accrued interest	—	—	5,638,778	1	—	—	28,664	—	28,665
Transfer of repayment premium on long-term notes payable in December 2010 upon conversion of notes	—	—	—	—	—	—	11,100	—	11,100
Common stock issued December 2010 upon exercise of warrants for cash at $3.28 to $6.5066 per share	—	—	49,535	—	—	—	263	—	263
Common stock issued December 2010 upon net exercise of warrants at $3.28 to $6.5066 per share	—	—	700,034	—	—	—	—	—	—
Transfer of preferred stock warrant liability in December 2010 upon exercise of warrants	—	—	—	—	—	—	1,770	—	1,770
Common stock issued December 2010 for cumulative dividends on Series H convertible preferred stock	—	—	973,227	—	—	—	—	—	—
Common stock issued December 2010 upon initial public offering at $10.9065 per share	—	—	7,727,273	1	—	—	84,277	—	84,278
Issuance costs of initial public offering	—	—	—		—	—	(8,490)	—	(8,490)
Stock-based compensation expense	—	—	—	—	—	—	2,028	—	2,028
Net loss December 1, 1999 (recapitalization) to December 31, 2010	—	—	—	—	—	—	—	(124,238)	(124,238)
Balance at December 31, 2010	—	$—	32,760,503	$3	—	$—	$210,847	$(128,903)	$81,947

(continued on page 3 of 3)

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

(a development stage company)

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Period from June 3, 1998 (inception) to December 31, 2013

(in thousands, except share and per share amounts)

(page 3 of 3)

(continued from page 2 of 3)

								Deficit	Total
								Accumulated	Stock-
	Convertible		Common Stock				Additional	During the	holders’
	Preferred Stock		Voting		Non-Voting		Paid-In	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)

Balance at December 31, 2010	—	$—	32,760,503	$3	—	$—	$210,847	$(128,903)	$81,947

Net loss and comprehensive loss	—	—	—	—	—	—	—	(20,908)	(20,908)
Common stock issued February through December upon exercise of stock options for cash at $0.25 to $1.40 per share	—	—	45,000	—	—	—	33	—	33
Restricted common stock issued in May under equity incentive plan	—	—	5,000	—	—	—	—	—	—
Refund of taxes withheld from initial public offering proceeds in December 2010	—	—	—	—	—	—	422	—	422
Stock-based compensation expense	—	—	—	—	—	—	3,089	—	3,089

Balance at December 31, 2011	—	$—	32,810,503	$3	—	$—	$214,391	$(149,811)	$64,583

Net loss and comprehensive loss	—	—	—	—	—	—	—	(23,776)	(23,776)
Common stock issued January through August upon exercise of stock options for cash at $0.61 to $1.40 per share	—	—	288,700	—	—	—	322	—	322
Restricted common stock issued in July under equity incentive plan	—	—	33,000	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	3,497	—	3,497

Balance at December 31, 2012	—	$—	33,132,203	$3	—	$—	$218,210	$(173,587)	$44,626

Net loss and comprehensive loss	—	—	—	—	—	—	—	(27,922)	(27,922)
Common stock issued May and November upon exercise of stock options for cash at $0.61 per share	—	—	50,350	—	—	—	31	—	31
Restricted common stock issued January and May under equity incentive plan	—	—	87,500	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	4,090	—	4,090

Balance at December 31, 2013	—	$—	33,270,053	$3	—	$—	$222,331	$(201,509)	$20,825

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

(a development stage company)

Notes to Consolidated Financial Statements

1.  Description of Business

REVA Medical, Inc. (“REVA” or the “Company”) was incorporated in California in 1998 under the name MD3, Inc. In March 2002 we changed our name to REVA Medical, Inc. In October 2010 we reincorporated in Delaware. We established a non-operating wholly owned subsidiary, REVA Germany GmbH, in 2007. In these notes the terms “us,” “we,” or “our” refer to REVA and our consolidated subsidiary unless context dictates otherwise.

We are currently developing and testing a bioresorbable stent to treat vascular disease in humans. We do not yet have a product available for sale; our product(s) will become available following completion of required clinical studies with acceptable data and when, and if, we receive regulatory approval. During 2013 we enrolled 111 patients in a clinical trial of our current stent product; if the data from this trial is acceptable, we intend to apply for a European CE Marking, the regulatory approval that would allow us to commercialize the product.

In December 2010 we completed an initial public offering (the “IPO”) of our common stock in Australia. We issued 7,727,273 shares of common stock for net proceeds of $75.79 million; we registered this stock with the U.S. Securities and Exchange Commission (“SEC”) and, consequently, became an SEC filer. Our stock is traded in the form of CHESS Depository Interests (“CDIs”) on the Australian Securities Exchange (“ASX”); each share of our common stock is equivalent to ten CDIs. Our trading symbol is “RVA.AX.”

2.  Stage of Company, Capital Resources, and Basis of Presentation

Development Stage:  We are considered a “development stage” entity, as we have not yet generated revenues from the sale of products. We have been researching and developing new technologies and product applications and have conducted human clinical trials of our bioresorbable stent. We will continue as a development stage entity, including reporting “inception to-date” amounts and cumulative equity transactions, until such time, if any, as we generate revenue.

Capital Resources and Going Concern:  We have experienced recurring losses and negative cash flows from operating activities since our inception and, as of December 31, 2013, we had a deficit accumulated during the development stage of $201,509,000. Until we generate a level of revenue to support our cost structure, we expect to continue to incur substantial operating losses and net cash outflows. While we had cash and investments totaling $20,721,000 as of December 31, 2013, we do not believe these resources will be sufficient to meet our operating and capital needs through 2014.

We intend to fund our ongoing activities by utilizing our current cash and investments and by raising additional capital through equity or debt financings. There can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to us. If we are unable to raise sufficient additional capital, we may be compelled to reduce the scope of our operations and planned capital expenditures or sell certain assets, including intellectual property assets. Even if we are able to raise additional capital, we may never become profitable, or if we do attain profitable operations, we may not be able to sustain profitability and positive cash flows on a recurring basis.

Basis of Presentation:  We have prepared the accompanying consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of REVA and our wholly owned subsidiary, REVA Germany GmbH. All intercompany transactions and balances, if any, have been eliminated in consolidation.

Use of Estimates:  In order to prepare our financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Our most significant estimates relate to, or have related to, expense accruals and fair market value determinations of notes payable and embedded conversion features, common and preferred stock warrants, preferred stock rights liability, and stock-based compensation. Actual results could differ from our estimates.

3.  Significant Accounting Policies

Cash and Cash Equivalents:  All highly liquid investments with original maturities of three months or less are classified as cash equivalents.

Investments:  Excess cash is invested in high-quality marketable securities. Our investments are classified as either short- or long-term based on their maturity dates. Investments with a maturity of less than one year are classified as short-term; all others are classified as long-term. We have categorized the investments as “held-to-maturity” based on our intent and ability to hold to maturity. Our investments are stated at cost; their fair value is determined each reporting period through quoted market prices of similar instruments in active markets. During the reporting period there were no declines in fair value that were deemed to be other than temporary.

Property and Equipment:  Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Amortization of leasehold improvements is determined using the straight-line method over the lesser of the useful life of the asset or the term of the underlying lease. Upon disposition or retirement of an asset, its cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is recognized in the consolidated statement of operations.

Patents:  Costs related to patent development, filing, and maintenance are expensed as incurred since the underlying technology associated with these assets is purchased or incurred in connection with our research and development efforts and the future realizable value cannot be determined.

Impairment of Long-Lived Assets:  We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and exceeds its undiscounted future cash flows. The amount of impairment, if any, is determined by comparing an asset’s estimated fair value to the asset’s respective carrying amount. During the years ended December 31, 2011, 2012, and 2013 we determined there were no indications of asset impairment. During the period from June 3, 1998 (inception) through December 31, 2013, we recorded $502,000 in losses from impairment of long-lived assets.

Concentrations of Credit Risk:  Our financial instruments, which potentially subject the Company to concentration of credit risk, comprise cash, cash equivalents, and investments. We maintain our cash and cash equivalents in bank accounts, the balances of which generally exceed limits that are insured by the Federal Deposit Insurance Corporation. Our investments are held in custody by a large financial asset manager. Management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which the assets are held. Additionally, we maintain our cash and investments in accordance with our investment policy, which is designed to maintain safety and liquidity. We have not realized any losses in our investments and believe we are not exposed to significant credit risk related to our cash and cash equivalents.

Research and Development:  Research and development costs are expensed as incurred. These costs include salaries, employee benefits, laboratory supplies, consulting services, manufacturing products and services, preclinical and clinical costs, technology license fees, laboratory equipment depreciation, facility costs, and certain indirect costs.

Segment Information:  We operate in one business segment, which is the development and commercialization of medical devices.

REVA Medical, Inc.

(a development stage company)

Notes to Consolidated Financial Statements

Income Taxes:  We account for income taxes using the asset and liability method, under which the current income tax expense or benefit is the amount of income tax expected to be payable or refundable in the current year. Deferred tax assets and liabilities are recorded for the estimated future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled.

We evaluate the realizability of our deferred tax assets and establish a valuation allowance when it is more likely than not that all or a portion of our deferred tax assets will not be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We account for the uncertainty in income tax components based on tax positions taken or expected to be taken in a tax return. To recognize a benefit, a tax position must be more likely than not to be sustained upon examination by taxing authorities. We do not recognize tax benefits that have a less than 50 percent likelihood of being sustained. Our policy is to recognize interest and tax penalties related to unrecognized tax benefits in income tax expense; no interest or tax penalties on uncertain tax benefits have been recorded through December 31, 2013.

We are subject to taxation in U.S. and California jurisdictions. As of December 31, 2013, our tax years beginning December 1, 1999 remain subject to examination by taxing authorities.

Stock-Based Compensation:  We account for stock-based compensation by measuring and recognizing expense for all stock-based payments made to employees and directors based on estimated grant date fair values. We use the straight-line method to allocate compensation expense to reporting periods over each optionee’s requisite service period, which is generally the vesting period, and estimate the fair value of stock-based awards to employees and directors using the Black-Scholes option valuation model. The Black-Scholes model requires the input of subjective assumptions, including volatility, the expected term, and the fair value of the underlying common stock on the date of grant, among other inputs. We record the option value to compensation expense based on the financial statement category for which an optionee’s services are rendered and cash compensation is recorded. We adjust stock-based compensation expense for estimated option forfeitures based on our five-year historical average of actual forfeitures.

We account for stock options issued to consultants as expense at their fair value over the related service period, as determined in accordance with authoritative guidance. We revalue the consultants’ stock options as they vest.

Foreign Currency:  The functional currency of our subsidiary REVA Germany GmbH is the Euro. Balance sheet accounts of our subsidiary are translated into United States dollars using the exchange rate in effect at the balance sheet date while expenses are translated using the average exchange rate in effect during the period. Gains and losses arising from translation of our subsidiary’s financial statements are recorded to other comprehensive income (loss). These gains and losses, in the aggregate, were insignificant through December 31, 2013.

Net Loss Per Common Share:  Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common share equivalents outstanding for the period determined using the treasury-stock method and the if-converted method, as applicable. For purpose of this calculation, unvested restricted stock and stock options are considered to be common stock equivalents and are included in the calculation of diluted net loss per share only when their effect is dilutive.

REVA Medical, Inc.

(a development stage company)

Notes to Consolidated Financial Statements

3.  Significant Accounting Policies (continued)

Net Loss Per Common Share (continued): During the year ended December 31, 2011, we excluded options to purchase common stock of 3,304,000 shares and during the years ended December 31, 2012 and 2013, we excluded options to purchase common stock of 3,550,000 and 4,046,650 shares, respectively, and excluded 17,648 and 96,347 shares, respectively, of restricted common stock from the computation of diluted net loss per share because including them would have been antidilutive.

Fair Value Measurements:  We measure the fair value of our financial and non-financial assets and liabilities at each reporting date. Fair value is defined as the exchange price at which an asset or liability would be transferred in the principal or most advantageous market in an orderly transaction between market participants as of a measurement date. Accounting guidance provides an established hierarchy to be used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs; observable inputs are required to be used when available. Observable inputs are those used by market participants to value an asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are those that reflect our assumptions about factors that market participants would use to value an asset or liability. Fair value measurements are classified and disclosed in one of the following three categories:

Level 1	—	Quoted market prices for identical assets or liabilities in active markets at the measurement date;

Level 2	—

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of an asset or liability; and,

Level 3	—

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of an asset or liability, including management’s best estimate of the factors that market participants would use in pricing an asset or liability at the measurement date.

We apply fair value accounting to our cash equivalents and investments. The fair values of our investments, determined from “Level 2” inputs were as follows:

	Cost	Gross Unrealized Losses	Fair Value
	(in thousands)
As of December 31, 2012:
Time deposits due in one year or less	$5,223	$(8)	$5,215
As of December 31, 2013:
Time deposits due in one year or less	$1,492	$(4)	$1,488

Financial Statement Components Discontinued upon IPO:  Concurrent with the completion of our Initial Public Offering in December 2010, all of our outstanding convertible preferred stock, non-voting common stock, notes payable, and accrued interest on notes payable converted to common stock. Additionally, all outstanding warrants were exercised for common stock, either through a cash payment to us or on a net exercise basis. We also issued common stock for cumulative dividends on our Series H convertible preferred stock. Those debt and equity instruments, including accounting for warrant liabilities, note and warrant valuations, and deemed and cumulative dividends, had no effect on our financial statements after December 2010.

REVA Medical, Inc.

(a development stage company)

Notes to Consolidated Financial Statements

3.  Significant Accounting Policies (continued)

Recent Accounting Pronouncements:  In July 2013, Accounting Standards Update (“ASU”), No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists was issued. ASU 2013-11 provides explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance is effective for fiscal years beginning after December 15, 2013, with an option for early adoption. We intend to adopt this guidance at the beginning of 2014, and do not believe the adoption of this standard will have a material impact on our financial position, results of operations, or related financial statement disclosures.

4.  Balance Sheet Details

	December 31,
	2012	2013
	(in thousands)
Property and equipment:
Furniture, office equipment, and software	$569	$656
Laboratory equipment	3,816	4,896
Leasehold improvements	1,838	2,305
	6,223	7,857
Accumulated depreciation and amortization	(3,402)	(4,268)
	$2,821	$3,589

Accrued expenses and other current liabilities:
Accrued salaries and other employee costs	$1,123	$1,371
Accrued operating expenses	288	560
Accrued use taxes and other	126	149
	$1,537	$2,080

5.  Income Taxes

We have reported net losses for all periods through December 31, 2013; therefore, no provision for income taxes has been recorded. The following table provides the reconciliation between income taxes computed at the federal statutory rate and our provision for income taxes:

	Year Ended December 31,
	2011	2012	2013
	(in thousands)
Federal income taxes at 34%	$(7,109)	$(8,084)	$(9,493)
State income taxes, net of federal benefit	(1,219)	(1,363)	(1,545)
Research and development credits	(828)	(240)	(1,425)
Stock-based compensation expense	133	131	237
Increase in valuation allowance	8,079	59,186	11,570
Reinstatement of deferred tax assets for net operating loss and tax credit carryforwards	—	(50,341)	—
Expiration of state net operations losses	—	703	677
Other	944	8	(21)
Provision for income taxes	$—	$—	$—

REVA Medical, Inc.

(a development stage company)

Notes to Consolidated Financial Statements

5.  Income Taxes (continued)

Our deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	December 31,
	2012	2013
	(in thousands)
Deferred Tax Assets:
Net operating loss carryforwards	$52,895	$61,629
Research and development credits	4,853	6,277
Stock-based compensation expense	2,749	4,128
Depreciation	177	230
Accrued operating expenses	—	12
Other	327	293
	61,001	72,569
Valuation Allowance	(61,001)	(72,569)
Net Deferred Tax Assets	$—	$—

At December 31, 2013 we had aggregate federal and California state net operating loss carryforwards of approximately $158,916,000 and $132,037,000, respectively, which may be available to offset future taxable income for income tax purposes. The federal net operating loss carryforwards begin to expire in 2019 and the California carryforwards begin to expire in 2014.

At December 31, 2013, we also had federal and California state research tax credit carryforwards of approximately $5,278,000 and $4,684,000, respectively. The federal carryforwards begin to expire in 2020 and the California carryforwards have no expiration.

A total of $267,000 of the federal and California net operating loss relates to excess tax benefits generated from stock compensation that will be recorded as an increase to additional paid-in capital if, and when, realized.

Under the Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of our net operating loss and research tax credit carryforwards to offset taxable income may be limited based on cumulative changes in ownership. An analysis of the impact of this provision from December 1, 1999 through December 31, 2013 has been performed and it was determined that, although ownership changes had occurred, the carryovers should be available for utilization by the Company before they expire, provided we generate sufficient future taxable income. Based on the results of this analysis, in the prior year, we reinstated the deferred tax assets arising from the net operating loss and tax credit carryforwards, with a corresponding increase to the valuation allowance for the year ended December 31, 2012. Future ownership changes could result in further limitations and may impact the realizability of these loss and credit carryforwards in future periods.

At December 31, 2013, we had net deferred tax assets of $72,569,000 primarily comprising net operating loss and research tax credit carryforwards. We have established a valuation allowance against our net deferred tax assets due to the uncertainty surrounding the Company’s ability to generate future taxable income to realize those assets. The change in the valuation allowance for the years ending December 31, 2012 and 2013 was $59,187,000 and $11,568,000, respectively.

REVA Medical, Inc.

(a development stage company)

Notes to Consolidated Financial Statements

5.  Income Taxes (continued)

We recognize a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition at the effective date to be recognized. At December 31, 2013, the unrecognized tax benefits recorded were approximately $2,490,000. We do not anticipate a significant change in the unrecognized tax benefits within the next 12 months.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for 2012 and 2013, excluding interest and penalties, is as follows:

	December 31,
	2012	2013
	(in thousands)
Balance at Beginning of Year	$—	$1,954
Additions for tax positions (prior years)	1,833	167
Additions for tax positions (current year)	121	369
Balance at End of Year	$1,954	$2,490

Due to our valuation allowance position, none of the unrecognized tax benefits, if recognized, will impact the Company’s effective tax rate.

6.  Stock-Based Compensation

Our 2010 Equity Incentive Award Plan was a follow-on to our 2001 Stock Option/Stock Issuance Plan and the two plans are collectively referred to as the “Plan.” The Plan provides for restricted stock awards as well as for grants of incentive and non-qualified stock options to purchase our common stock at a price per share equal to the closing market price of our stock on the date of option grant. The number of shares reserved under the Plan may be increased annually by up to three percent of the outstanding stock of the Company.

On January 1, 2013, an additional 993,966 shares were added, resulting in a total of 6,545,884 shares reserved under the Plan as of December 31, 2013.

The term of the options granted under the Plan may not exceed ten years. Vesting periods of stock awards and option grants are determined by the Company’s board of directors and are generally four- or five-year periods. All options are immediately exercisable upon grant and are subject to repurchase by us at the exercise price in the event an optionee terminates service prior to being fully vested.

REVA Medical, Inc.

(a development stage company)

Notes to Consolidated Financial Statements

6.  Stock-Based Compensation (continued)

Option activity under the Plan is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Term (years)	Value
Balance at December 31, 2010	3,016,800	$5.96
Granted	401,000	$13.70
Cancelled	(73,800)	$4.62
Exercised	(40,000)	$0.79
Balance at December 31, 2011	3,304,000	$6.99
Granted	544,000	$5.95
Cancelled	(9,300)	$12.64
Exercised	(288,700)	$1.11
Balance at December 31, 2012	3,550,000	$7.30
Granted	589,500	$5.36
Cancelled	(42,500)	$2.00
Exercised	(50,350)	$0.61
Balance at December 31, 2013	4,046,650	$7.15	7.17	$3,290,000
Vested at December 31, 2013	2,738,501	$7.07	5.38	$3,267,000
Vested and Expected to Vest at December 31, 2013	4,014,994	$7.03	6.34	$3,289,000

The unvested portion of outstanding options as of December 31, 2013 has vesting dates scheduled through 2017. Following is the vesting activity under the Plan for the year ended December 31, 2013:

		Weighted
		Average
	Options	Grant Date
	Outstanding	Fair Value
Unvested Options at December 31, 2012	1,471,925	$5.16
Granted	589,500	$2.95
Vested	(747,443)	$5.13
Forfeited	(5,833)	$3.77
Unvested Options at December 31, 2013	1,308,149	$4.20

We awarded 33,000 and 87,500 shares of restricted stock during the years ended December 31, 2012 and 2013, respectively, all of which vest at the rate of 25 percent annually on each award anniversary date.

No tax benefits arising from stock-based compensation have been recognized in the consolidated statements of operations through December 31, 2013.

REVA Medical, Inc.

(a development stage company)

Notes to Consolidated Financial Statements

6.  Stock-Based Compensation (continued)

Stock Options and Restricted Stock to Employees:  We account for option grants and restricted stock awards to employees based on the estimated fair values on the date of grant or award, with the resulting stock-based compensation recorded over the vesting period on a straight-line basis. We include non-employee directors as employees for this purpose.

Expense recorded for employee options and awards under the Plan is as follows:

	Year Ended December 31,
	2011	2012	2013
	(in thousands)
Research and development	$688	$832	$1,069
General and administrative	2,452	2,647	2,965
Total stock-based compensation	$3,140	$3,479	$4,034

At December 31, 2013, we had approximately $4,587,000 million of total unrecognized compensation costs related to unvested employee options that are expected to be recognized over a weighted average period of 1.51 years.

The fair value of options granted was estimated using the following weighted-average assumptions:

	Year Ended December 31,
	2011	2012	2013
Risk-free interest rate	2.68%	1.03%	1.38%
Expected volatility of common stock	63.9%	62.1%	60.1%
Expected life in years	6.25	6.25	6.25
Dividend yield	0%	0%	0%

The assumed risk-free interest rate was based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected life of the option. The assumed volatility was calculated from the historical market prices of a selected group of publicly traded companies considered to be our peers. We used peer group data due to the fact that we have limited historical trading data. The expected option life was calculated using the simplified method under the accounting standard for stock compensation and a ten-year option expiration. The simplified method is used since we believe our future option activity as a public company will differ from that of our own historical experience. The expected dividend yield of zero reflects that we have not paid cash dividends since inception and do not intend to pay cash dividends in the foreseeable future.

A summary of the grant date fair value and intrinsic value information of options granted to employees is as follows:

	Year Ended December 31,
	2011	2012	2013
	(in thousands, except per share data)
Weighted average grant date fair value per share	$8.35	$3.43	$2.95
Intrinsic value of options exercised	$249	$1,392	$231
Total fair value of options vested during period	$3,140	$3,802	$3,809

REVA Medical, Inc.

(a development stage company)

Notes to Consolidated Financial Statements

6.  Stock-Based Compensation (continued)

Stock Options to Consultants:  We account for stock options granted to consultants at their fair value. Under this method, the fair value is estimated at each reporting date during the vesting period using the Black-Scholes option-pricing model. The resulting stock-based compensation expense, or income if the fair value declines in a reporting period, is recorded over the consultant’s service period. No options were issued to consultants during 2011 or 2012;  options to purchase 100,000 shares of common stock were granted to consultants in October 2013. The fair value of these awards was determined with the following assumptions:  Assumed risk-free interest rate of 1.2 to 3.0 percent; assumed volatility of 59 to 62 percent; expected option life of 5.7 to 9.8 years; and, expected dividend yield of zero percent. The total fair value of consultant options vested during 2011, 2012 and 2013 was $57,000, $42,000 and $40,000, respectively. The weighted average fair value of unvested consultant options at December 31, 2011, 2012, and 2013 was estimated to be $5.24, $4.37, and $2.84 per share, respectively, based on the following assumptions:

	Year Ended December 31,
	2011	2012	2013
Risk-free interest rate	1.62%	1.18%	2.96%
Expected volatility of common stock	62.1%	62.1%	59.4%
Expected life — years	7.71	6.71	9.45
Dividend yield	0.0%	0.0%	0.0%

Expense and (income) recorded for consultant options and awards under the Plan is as follows:

	Year Ended December 31,
	2011	2012	2013
	(in thousands)
Research and development	$(51)	$18	$(9)
General and administrative	—	—	47
Total stock-based compensation	$(51)	$18	$56

Non-Plan Options:  Prior to establishment of the Plan, we had issued non-qualified options to purchase common stock under terms similar to those of the Plan. As of December 31, 2010, a total of 10,000 of these options were outstanding. During the year ended December 31, 2011, a total of 5,000 of the options were exercised and 5,000 expired; none remained outstanding as of December 31, 2011. All stock-based compensation expense related to these options was recorded prior to 2010.

7.  Retirement Plan

In 2003 we adopted a qualified 401(k) profit sharing plan (the “401(k) Plan”) for the benefit of our employees. Employees are eligible to participate in the 401(k) Plan the month following hire and may defer up to 25 percent of their total compensation, up to the maximum allowed under IRS regulations, on an annual basis. We are required to match 25 percent of an employee’s deferral amount, up to a maximum of four percent of the employee’s compensation. We may, at our discretion, make additional contributions. Employees are immediately vested in the employer matching contributions. Our contributions to the 401(k) Plan were $40,000, $46,000, $52,000, and $309,000 for the years ended December 31, 2011, 2012, and 2013 and for the period from June 3, 1998 through December 31, 2013, respectively.

REVA Medical, Inc.

(a development stage company)

Notes to Consolidated Financial Statements

8.  Commitments and Contingencies

We have licensed certain patents and other intellectual property rights related to the composition and coating of our bioresorbable stent and our other biomaterial products. Terms of these licenses include provisions for royalty payments on any future sales of products, if any, utilizing this technology, with provisions for minimum royalties once product sales begin. The amount of royalties varies depending upon type of product, use of product, stage of product, location of sale, and ultimate sales volume, and ranges from a minimum of approximately $25 per unit to a maximum of approximately $100 per unit sold, with license provisions for escalating minimum royalties that could be as high as $2.2 million per year. Additionally, in the event we sublicense the technology and receive certain milestone payments, the licenses require that up to 40 percent of the milestone amount be paid to the licensors. Additional terms of the technology licenses include annual licensing payments of $175,000 until the underlying technology has been commercialized. Terms of the licenses also include other payments to occur during commercialization that could total $950,000, payment of $350,000 upon a change in control of ownership, payments of up to $300,000 annually to extend filing periods related to certain technology, and payment of patent filing, maintenance, and defense fees. The license terms remain in effect until the last patent expires.

In connection with our development activities, we periodically enter into contracts with consultants and vendors. These contracts are generally cancelable with 30 days’ written notice. As of December 31, 2013, the minimum future payments on these contracts totaled approximately $227,000.

We currently lease our office and lab facilities under a non-cancelable operating lease that expires in January 2018. The lease contains fixed annual escalations, an option for a five-year extension, leasehold improvement allowances and credits of $523,000, and rent abatements of $136,000. We record rent expense on a straight-line basis over the life of the lease; the difference between average rent expense and cash payments for rent is recorded as a deferred liability. As of December 31, 2013, our deferred rent totaled $578,000, of which $98,000 was classified as a current liability. We recorded rent expense of $502,000, $636,000, $666,000, and $4.75 million for the years ended December 31, 2011, 2012, and 2013 and for the period from June 3, 1998 (inception) through December 31, 2013, respectively. Future minimum payments under the lease as of December 31, 2013 are as follows:

Minimum
Payment
(in thousands)
2014	$625
2015	645
2016	690
2017	711
2018	60
Total minimum lease payments	$2,731

9.  Related Parties

Our related parties include the members of our board of directors and investors with five percent or more of our outstanding securities. Transactions with our related parties historically consisted of notes payable issued to members of our board of directors, or firms they represented, or to the investors that held in excess of five percent of our securities. All of our notes payable together with accrued interest converted into common stock upon our initial public offering in December 2010.

REVA Medical, Inc.

(a development stage company)

Notes to Consolidated Financial Statements

10.  Selected Quarterly Financial Information (unaudited)

The following table presents selected quarterly financial information that has been derived from our unaudited quarterly consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring items) necessary for a fair presentation. The quarterly per share data presented below was calculated separately and may not sum to the annual figures presented in the consolidated financial statements. These operating results are also not necessarily indicative of results for any future period.

	Quarter Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	(in thousands, except per share amounts)
2012:
Loss from operations	$(5,721)	$(5,950)	$(5,849)	$(6,345)	$(23,865)
Net loss	(5,698)	(5,915)	(5,834)	(6,329)	(23,776)
Net loss per common share, basic and diluted	$(0.17)	$(0.18)	$(0.18)	$(0.19)	$(0.72)

2013:
Loss from operations	$(6,343)	$(6,666)	$(7,182)	$(7,752)	$(27,943)
Net loss	(6,331)	(6,647)	(7,191)	(7,753)	(27,922)
Net loss per common share, basic and diluted	$(0.19)	$(0.20)	$(0.22)	$(0.23)	$(0.84)